Exhibit 10.2

343 Sui Zhou Zhong Road, Suining, Sichuan Province, P.R. China

Mr. Jiayin Wang
Suining, Sichuan Province
People’s Republic of China
August 20, 2010

Dear Mr. Jiayin Wang:

It is a pleasure to offer you the position of Chief Executive Officer for China Health Resource, Inc. (“CHRI” or the “Company”) reporting to the Board of Directors.

Salary
You will initially receive no annual base salary at the moment. After the Company achieves $1,000,000 in annual net income, you will receive an annual base salary of based upon the Company’s market value and fair market rate of a public company CEO. You will be eligible to participate periodic stock grants and incentive plans for which you are eligible.  In addition, you will participate in all of the Company’s employee benefits, benefit plans and programs for which you are eligible pursuant to their terms.

You will continue to receive your current compensation as President, with annual cash salary of RMB 200,000 (approximately $29,851 USD) and bonus (if applicable).

Signing Bonus
You will be granted a signing bonus totaling $50,000, payable on August 20, 2010 in shares of the Company's Class A common stock (the "Common Stock") based on a price per share of $0.00782, the average of the closing prices of the Common Stock as quoted on the OTC Bulletin Board for the five (5) trading days ending on such date.  Mr. Wang received 6,393,862 shares of Common Stock as a signing bonus which shares are not registered under the U.S. Securities Act of 1933, as amended (the "1933 Act").

Stock Options
You will be granted options to purchase 6,000,000 shares of Common Stock at an exercise price of $0.02 per share, vesting over 18 months in equal monthly installments.  The stock options were granted pursuant to the Company’s 2009 Omnibus Incentive Plan and have a grant date of August 20, 2010. Please sign and return the attached Stock Option Agreement with the signed offer letter.  The attached Stock Option Agreement sets forth the terms and conditions of your stock option grant.

Performance Bonus
As part of your employment you will be eligible for performance bonuses (which shares will not registered under the 1933 Act) based upon milestones and terms as follows:

i.
If the Company achieves $500,000 in total net income for the three-month period ended September 30, 2010 as shown in the Company's financial statements contained in the Quarterly Report on Form 10-Q for such period, Mr. Wang will receive a bonus of $40,000 payable in shares of Common Stock valued at $0.02 per share.

343 Sui Zhou Zhong Road, Suining, Sichuan Province, P.R. China

ii.
If the Company achieves $1,000,000 in total net income for the six-month period ended December 31, 2010, Mr. Wang will receive a bonus of $100,000 payable in shares of Common Stock valued at $0.05 per share.

iii.
If the Company achieves $1,500,000 in total net income for the nine-month period ended March 31, 2011, Mr. Wang will receive a bonus of $160,000 payable in shares of Common Stock valued at $0.08 per share.

The shares of the Company's Class A common stock (the "Common Stock") to be issued to you upon your acceptance of this offer letter as a Signing Bonus, the shares of Common Stock to be issued to you upon satisfaction of the terms of the Performance Bonus outlined herein, and the shares of Common Stock that will issue in the event you exercise the stock option granted to you, are “restricted securities” under the U.S Securities Act of 1933, as amended (the “1933 Act”).  Such restricted securities must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available.  You acknowledge and understand that the Company is under no obligation to register such shares of Common Stock under the 1933 Act and that any certificate evidencing such shares will be imprinted with a legend that prohibits the transfer of such shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company, and any other legend required under applicable laws.  In order to ensure compliance with these restrictions, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

We are all excited about the opportunity to work under your leadership.

Sincerely,

Board of Directors
China Health Resource, Inc.

By:	/s/ Bing Wang	By:	/s/ Yi Zhou
	Bing Wang		Yi Zhou

By:	/s/ Gewei Wang
Gewei Wang

343 Sui Zhou Zhong Road, Suining, Sichuan Province, P.R. China

I accept the above terms of employment as stated:

/s/ Jiayin Wang	8/20
Jiayin Wang	Date

Approved by Company
(Following receipt of signed acceptance by employee)

/s/ Yi Zhou	8/20
Yi Zhou, Chief Financial Officer	Date